Exhibit 4.8

EXECUTION COPY

Dated   1 August   2008

EXPORT CREDIT AGREEMENT

between

MOBILE TELESYSTEMS OPEN JOINT STOCK COMPANY

as Borrower

and

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)

as Lender

CONTENTS

CLAUSE		PAGE

1	DEFINITIONS AND INTERPRETATION	2

2	THE FACILITIES	16

3	PURPOSE	17

4	CONDITIONS OF UTILISATION	17

5	UTILISATION	20

6	REPAYMENT	23

7	PREPAYMENT AND CANCELLATION	23

8	INTEREST	25

9	INTEREST PERIODS	26

10	CHANGES TO THE CALCULATION OF INTEREST	27

11	FEES	28

12	TAX GROSS-UP AND INDEMNITIES	29

13	INCREASED COSTS	32

14	OTHER INDEMNITIES	34

15	MITIGATION BY THE LENDER	35

16	COSTS AND EXPENSES	35

17	REPRESENTATIONS	37

i

18	INFORMATION UNDERTAKINGS	40

19	GENERAL UNDERTAKINGS	41

20	EVENTS OF DEFAULT	44

21	CHANGES TO THE LENDERS	50

22	CHANGES TO THE BORROWER	50

23	PAYMENT MECHANICS	51

24	SET-OFF	53

25	NOTICES	53

26	CALCULATIONS AND CERTIFICATES	54

27	PARTIAL INVALIDITY	55

28	REMEDIES AND WAIVERS	55

29	COUNTERPARTS	55

30	GOVERNING LAW	56

31	ARBITRATION	56

SCHEDULE 1 Initial Conditions Precedent		58

SCHEDULE 2 Requests		61

ii

THIS AGREEMENT is dated 1 August 2008 and made between:

(1)                              Mobile Telesystems Open Joint Stock Company, a  company established and existing under the laws of the Russian Federation and having its registered address at 4 Marksistskaya Street, 109147 Moscow, Russian Federation, as borrower (the “Borrower”);

(2)                              SKANDINAVISKA ENSKILDA BANKEN AB (PUBL) a bank established and existing under the laws of Sweden and having its registered address at Kungsträdgårdsgatan 8, 106 40 Stockholm as lender (the “Lender”)

WHEREAS

The Borrower has concluded three  Contracts  (No. FCP 1036446/1, FCP 1038836 and FCP 1039451) with Ericsson AB, 164 80 Stockholm, Sweden (the “Exporter”) for the delivery of telecommunication equipment.

The total contract value of the deliveries that may be made under the Frame Supply Contract amounts to USD320,000,000 (the “Total Contract Value”).

According to the Frame Supply Contract the deliveries were/shall be made thorough the placement of individual purchase orders issued between February 2008 up to and including July 2009.

The Total Contract value is expected to consist of 15% down payments and a portion of 85% to be financed hereunder at the option of the Borrower subject to the agreement of EKN (as defined below) and the Lender.

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1                                      DEFINITIONS AND INTERPRETATION

1.1                            Definitions

In this Agreement:

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means in relation to:

Tranche 1 and EKN Tranche 1 (which relates to order number FCP 103 6446/1) the period from and including the date of this Agreement and ending on a date 11 Months thereafter;

Tranche 2 and EKN Tranche 2 (which relates to order number FCP 1038836) the period from the first delivery date (as defined in the order no. above) +100 Business Days and ending on a date 11 Months thereafter; and

Tranche 3 and EKN Tranche 3 (which relates to order number FCP 1039451) the period from the first delivery date (as defined in the order no. above) +100 Business Days  and ending on a date  11 Months thereafter.

Neither of the Tranches above will be available after 1 December 2009.

“Available Facility” means, in respect of a Facility, the aggregate for the time being of each Lender’s Available Facility Commitment for that Facility.

“Available Facility Commitment” means, in relation to a Facility, the Lender’s Commitment under that Facility minus:

(a)                       the amount of outstanding Tranches under that Facility; and

(b)                      in relation to any proposed Utilisation, the amount of any Tranches that are due to be made under that Facility on or before the proposed Utilisation Date.

“Bitel” means Bitel LLC, a limited liability company incorporated in Kirghizia.

“Bitel Litigation” means any of the claims, proceedings (present or future) and causes of action involving the Borrower and/or any of its Affiliates (including Bitel) relating to or arising out of the acquisition, reorganisation or ownership of Bitel by the Borrower (whether directly or through any of its Affiliates).

“Break Costs” means the amount (if any) by which:

(a)                               the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Tranche or Unpaid Sum to the last day of the current Interest Period in respect of that Tranche or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)                              the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Moscow and Stockholm and in relation to any date for payment or purchase of dollars, New York.

“Central Bank” means the Central Bank of the Russian Federation.

“Commitments” means the aggregate of the Equipment Facility Commitments and the EKN Premium Facility Commitments.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA from time to time or in any other form agreed between the Borrower and the Lender.

“Currency Law” means Federal Law No. 173-FZ of 10 December 2003 on Currency Regulation and Currency Control as amended, together with any regulations adopted or issued by the Government of the Russian Federation or the Central Bank pursuant thereto or implementing the provisions thereof.

“Default” means an Event of Default or any event or circumstance specified in Clause 19 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“EKN” means the Swedish Export Credit Guarantee Board, box 3064, SE-103 61 Stockholm Sweden

“EKN Conditions” means the general conditions for buyer credit guarantees issued by EKN effective commencing.

“EKN Final Guarantee” means the guarantee granted or to be granted by EKN in favour of the Lender in form and substance satisfactory to the Lender which guarantee shall incorporate the EKN Conditions as may be amended pursuant to such guarantee.

“EKN Premium” means the insurance premium payable in dollars to EKN under the EKN Final Guarantee in respect of the cover provided by EKN under the EKN Final Guarantee.

“EKN Premium Facility” means the Tranches as described in Clause 2.1 (the Facilities).

“EKN Premium Tranche” means a Tranche made or to be made by the Lender under the EKN Premium Facility.

“EKN Premium Tranche Utilisation Request” means a notice substantially in the form set out in Part 1 of Schedule 2(Requests).

“EKN Premium Facility Commitment” means an amount up to not exceeding USD 15,300,000.

“Eligible Goods” means goods supplied by the Supplier pursuant to the terms of the Frame Supply Contract and the Purchase Orders, which are eligible for support under the terms and conditions of the EKN Final Guarantee.

“Environment” means living organisms including the ecological systems of which they form part and the following media:

(a)         air (including air within natural or man-made structures, whether above or below ground);

(b)        water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)         land (including land under water).

“Environmental Law” means all laws and regulations of any relevant jurisdiction applicable to the Borrower which:

(a)          have as a purpose or effect the protection of, and/or prevention of harm or damage to, the Environment;

(b)         provide remedies or compensation for harm or damage to the Environment; or

(c)          relate to Hazardous Substances or health and safety matters.

“Environmental Licence” means any Authorisation required at any time under Environmental Law.

“Equipment Tranche” means a Tranche made or to be made by the Lenders in respect of the Equipment Facility.

“Equipment Tranche Utilisation Request” means a notice substantially in the form set out in Part 2 of Schedule 4 (Requests).

“Equipment Facility” means the Tranches as described in Clause 2.1 (the Facilities).

“Equipment Facility Commitment” means an amount up to not exceeding USD 255,000,000

“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).

“Facility” means the Equipment Facility and the EKN Premium Facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office through which the Lender will perform its obligations under this Agreement.

“Finance Documents” means this Agreement and the EKN Final Guarantee each other document designated as such by the Lender and the Borrower (and “Finance Document” means any one of them).

“Finance Parties” means the Lender and as applicable EKN (and “Finance Party” means any one of them).

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)          moneys borrowed;

(b)         any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)          any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)         the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)          receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)            any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)         any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)         shares which are expressed to be redeemable at the option of the holder on or prior to the Termination Date (but excluding any accrued dividends);

(i)            any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Frame Supply Contract” means contract no. FCP 1036446/1, FCP 1038836and FCP 1039451 between the Borrower and the Supplier concerning the supply of mobile telephone equipment.

“GAAP” means generally accepted accounting principles, standards and practices in the United States of America.

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under any law or regulation).

“Group” means the Borrower and its Subsidiaries for the time being.

“Hazardous Substance” means any waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the Environment or a nuisance to any person or that may make the use or ownership of any affected land or property more costly.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means international accounting standards, international financial reporting standards and related interpretations issued, adopted or amended from time to time by the International Accounting Standards Board as in effect or applicable as at the date hereof.

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any Tax of a similar nature.

“Initial CP Satisfaction Date” means the date on which the Lender has notified the Borrower that the conditions referred to in subclause 4.1 (Initial conditions precedent) have been satisfied.

“Interest Payment Date” means the last day of an Interest Period applicable to a Tranche.

“Interest Period” means, in relation to a Tranche, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Lender” means:

(a)          the Lender; and

(b)         any bank or financial institution, trust, fund or other entity which has become a Lender in accordance with Clause 21 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Tranche:

(a)          the applicable Screen Rate; or

(if no Screen Rate is available for the Interest Period of that Tranche) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Lender at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the 11.00 am on the Quotation Day for the offering of deposits in dollars for a period comparable to the Interest Period of the relevant Tranche.

“LMA” means the Loan Market Association.

“Margin” means 0.225 per cent per annum.

“Material Adverse Effect” means a material adverse effect on or material adverse change in:

(a)          the financial condition, operations, assets, prospects or business of the Borrower or the consolidated financial condition, operations, assets, prospects or business of the Group;

(b)         the ability of the Borrower to perform and comply with its obligations under any Finance Document; or

(c)          the validity, legality or enforceability of any Finance Document, or the rights or remedies of any Finance Party thereunder,

provided that for the purpose of paragraph (a) above any losses incurred by any member of the Group after the date of this Agreement as a consequence of an adverse determination of any or all of the Bitel Litigation, such losses not exceeding USD330,000,000 or its equivalent in any other currency (including legal fees and associated expenses) in aggregate shall be disregarded.

“Mean Value Delivery Date” means the date determined (and communicated to the Borrower) by the Lender (in consultation with the Supplier) as the mean value delivery date in respect of all Eligible Goods deliverable under Contract No FCP 1036446/1, FCP 1038836 and FCP 1039451 respectively, which is calculated by the Lender and recognised by EKN as the starting point of credit in respect of each Tranche.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)          if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)         if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“Party” means a party to this Agreement.

“Permitted Security” means:

(a)          any Security on any assets of any corporation existing at the time such corporation is merged or consolidated with or into the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower and not created in contemplation of such event, provided that no such Security shall extend to any other assets;

(b)         any Security existing on any assets prior to the acquisition thereof by the Borrower or any Subsidiary of the Borrower and not created in contemplation of such acquisition, provided that no such Security shall extend to any other assets;

(c)          any Security on any assets securing Financial Indebtedness of the Borrower or Financial Indebtedness of any Subsidiary of the Borrower incurred or assumed for the purpose of financing all or part of the cost of acquiring, repairing or refurbishing such assets, provided that (i) no such Security shall extend to any other assets; (ii) the aggregate principal amount of all Financial

Indebtedness secured by such Security on such assets shall not exceed the lower of (x) the purchase price of such assets and (y) the fair market value of such assets at the time of acquisition, repair or refurbishing; and (iii) such Security attaches to such assets concurrently with the repair or refurbishing thereof or within 90 days after the acquisition thereof, as the case may be;

(d)         any Security arising by operation of law, including any Security (i) arising in the ordinary course of business with respect to amounts not yet delinquent or being contested by the Borrower or a Subsidiary of the Borrower in good faith in appropriate proceedings or (ii) for taxes, assessments, government charges or claims, including without limitation those in favour of Russian governmental fiscal authorities;

(e)          any Security on the assets of any Subsidiary of the Borrower securing intercompany Financial Indebtedness of such Subsidiary owing to the Borrower or another Subsidiary of the Borrower;

(f)            any netting or set-off arrangement entered into by a member of the Group with a bank or any other financial institution in the normal course of its banking arrangements for the purpose of netting or setting off its debit and credit facilities with that bank or financial institution;

(g)         easements, rights-of-way, restrictions and any other similar charges or encumbrances incurred in the ordinary course of business and not interfering in any material respect with the business of the Borrower or the business of any Subsidiary of the Borrower, including any encumbrance or restriction with respect to an equity interest of any joint venture pursuant to a joint venture agreement;

(h)         any extension, renewal or replacement of any Security described in clauses (a) to (g) above, provided that (i) such extension, renewal or replacement shall be no more restrictive in any material respect than the original Security; (ii) the amount of Financial Indebtedness secured by such Security is not increased; and (iii) if the assets securing the Financial Indebtedness subject to such Security are changed in connection with such refinancing, extension or replacement, the fair market value of the property or assets is not increased; and

any other Security (excluding any Security described in (a)-(h) above) provided that, immediately after giving effect to such Security, the aggregate amount of all secured Financial Indebtedness of the Group does not exceed 10% of the Borrower’s Total Assets.

“Purchase Orders” means the Purchase Orders (as defined in the Frame Supply Contract) referred to in paragraph 4 (e) of Schedule 1 (Initial Conditions Precedent).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the London interbank market, in which case the Quotation Day will be determined by the Lender in accordance with market practice in the London interbank market (and if quotations for that currency and period would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days).

“RAS” means generally accepted accounting principles, standards and practices in the Russian Federation.

“Reference Banks” means in relation to LIBOR the principal London offices of HSBC Bank Plc and ING Bank N.V. or such other banks as may be designated by the Lender as agreed with the Borrower.

“Relevant Documents” means the Finance Documents, the Frame Supply Contract, the Purchase Orders and/or any other document issued or entered into pursuant thereto.

“Relevant Interbank Market” means, in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Repayment Dates” means each date for the payment of a Repayment Instalment (or if such day is not a Business Day, the immediately succeeding Business Day).

“Repayment Instalment” means each instalment for repayment of the Tranches referred to in Clause 6 (Repayment)

“Repeating Representations” means each of the representations set out in Clauses 17.1 (Status), 17.2 (Binding obligations), 17.3 (Non-conflict with other obligations), 17.4 (Power and authority), 17.11 (No default), 17.10 (Pari Passu Ranking), 17.11 (No proceedings pending or threatened).

“Russian Insolvency Law” means the Federal Law of the Russian Federation No. 127-FZ of 26 October 2002 “On Insolvency (Bankruptcy)”as amended.

“Screen Rate” the British Bankers’ Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

Significant Subsidiary” means any Subsidiary of the Borrower (i) whose total assets (or, where such Subsidiary prepares consolidated accounts, whose total consolidated assets) have a book value (as determined by reference to the most recent management accounts of that Subsidiary prepared in accordance with GAAP) equal to or exceeding 10% of the Borrower’s Total Assets or (ii) whose gross annual revenues (or, where such Subsidiary prepares consolidated accounts, whose gross annual consolidated revenues) (as determined by reference to the most recent management accounts of that Subsidiary prepared in accordance with GAAP) are equal to or exceed 10% of the Borrower’s gross annual consolidated revenues in the year for which the Borrower’s most recent consolidated financial statements were prepared.

“Subsidiary” means an entity from time to time of which a person has direct or indirect control or owns directly or indirectly more than 50% of the share capital or similar right of ownership.

“Supplier” means Ericsson AB, a limited liability company duly organised under the laws of Sweden, having its head office at SE 164 80 Stockholm.

“Supplier’s Certificate” means a certificate substantially in the form set out in Part 3 of Schedule 2 (Requests).

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Telecommunications Authorisation” means any Authorisation from any governmental or other regulatory authority necessary in order for each of the

Borrower and its Significant Subsidiaries to maintain, operate and conduct its business as it is being conducted in accordance with Telecommunications Laws.

“Telecommunications Laws” means (a) all laws and regulations which relate to telecommunications and/or the business of providing mobile telephone services and (b) all rules, guidelines, policies and regulations made thereunder, that are applicable to each of the Borrower and its Significant Subsidiaries and/or the business carried on by it.

“Telecommunications Licence” means any Authorisation required at any time under Telecommunications Laws.

“Total Assets” means the book value of the consolidated total assets of the Borrower as determined by reference to the Borrower’s most recent annual consolidated balance sheet delivered in accordance with paragraph (a) of Clause 18.1 (Financial statements) or, prior to the first delivery, to the Original Financial Statements.

“Termination Date” means for each Tranche the date which is 102 Months after the date of the Mean Value Delivery Date for such Tranche.

“Total Commitments” means the aggregate of the Commitments, being USD 270,300,000 at the date of this Agreement.

“Total Equipment Facility Commitments” means an amount of up to USD 255,000,000 which at the date of this Agreement represents less than 85% of the total value of equipment and services to be provided under the Frame Supply Contract which is USD 320,000,000.

“Total EKN Premium Facility Commitments” means an amount of up to USD 15,300,000.

“Tranches” means Tranche 1, 2 and 3 and EKN Tranche 1, 2 and 3 (and “Tranche” means any one of them) as defined in Clause 2.1.2 and 2.1.4.

“UMC” means Closed Joint Stock Company “Ukrainian Mobile Communications” in Ukraine.

“UMC Litigation” means any of the claims, proceedings (present or future) and causes of action involving the Borrower and/or any of its Affiliates (including

UMC) relating to or arising out of the sale of UMC to the Borrower or the acquisition, reorganization or ownership of UMC by the Borrower.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“US Dollars”, “Dollars”, “USD” and “$” denote the lawful currency of the United States of America.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Tranche is to be made.

“Utilisation Request” means a EKN Premium Tranche Utilisation Request or an Equipment Tranche Utilisation Request, as the case may be.

“VAT” means value added tax and any other tax of a similar nature.

1.2                            Construction

(a)                               Unless a contrary indication appears, any reference in this Agreement to:

(i)                                 the “Lender” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)                              “assets” includes present and future properties, revenues and rights of every description;

(iii)                           “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management polices of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise;

(iv)                          a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(v)                             “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)                          a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vii)                       a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)                    a provision of law is a reference to that provision as amended or re-enacted; and

(ix)                            a time of day is a reference to Stockholm time.

(b)                              Section, Clause and Schedule headings are for ease of reference only.

(c)                               Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)                              A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

SECTION 2
THE FACILITY

2                                      THE FACILITIES

2.1                            The Facilities

Subject to the terms of this Agreement, the Lender make available to the Borrower:

2.1.1                     the Equipment Facility, being an amount of USD255,000,000 at the date of this Agreement.

2.1.2                     the Equipment Facility is available in the following Tranches:

(a)                    Tranche 1 up to an amount not exceeding USD80,000,000;

(b)                   Tranche 2 up to an amount not exceeding USD80,000,000; and

(c)                    Tranche 3 up to an amount not exceeding USD95,000,000.

2.1.3                     the EKN Premium Facility being an amount of USD15,300,000 at the date of this Agreement.

2.1.4                     the EKN Premium Facility is available in the following Tranches:

(a)                    EKN Tranche 1 up to an amount of not exceeding USD4,800,000;

(b)                   EKN Tranche 2 up to an amount of not exceeding USD4,800,000; and

(c)                    EKN Tranche 3 up to an amount of not exceeding USD5,700,000.

2.2                            EKN override

2.2.1                        Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall oblige the Lender to act (or omit to act) in a manner that is inconsistent with the terms of the EKN Final Guarantee and, in particular:

(a)                               the Lender shall be authorised to take all such actions as it may deem necessary to ensure that the terms of the EKN Final Guarantee are complied with; and

(b)                              the Lender shall not be obliged to do anything if, in its opinion, to do so could result in a breach of any term of the EKN Final Guarantee.

2.2.2                     Nothing in this Clause 2.2 shall affect the obligations of the Borrower.

3                                      PURPOSE

3.1                            Purpose

The Borrower shall apply all amounts borrowed by it under the Facility as follows:

3.1.1                     by applying the Equipment Facility in payment of the purchase price for equipment purchased in accordance with the Frame Supply Contract but for an aggregate amount not exceeding the Total Equipment Facility Commitment; and

3.1.2                     by applying the EKN Facility in payment of 100 % of the EKN Premium but for an aggregate amount not exceeding the Total EKN Premium Facility Commitment ,

3.2                            Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4                                      CONDITIONS OF UTILISATION

4.1                            Initial conditions precedent

4.1.1                     Subject to subclause 4.1.2 the Borrower may not deliver an Utilisation Request in respect of a Facility unless the Lender has received all of the documents and other evidence listed in and appearing to comply with the requirements of Schedule 1 (Initial conditions precedent) in form and substance satisfactory to the Lender.

4.1.2       The Borrower may not deliver a Utilisation Request in respect of an Equipment Tranche unless and until the Lender has received a confirmation from the Borrower and the Supplier that the Frame Supply Contract is in full force and effect in form and substance satisfactory to the Lender.

4.1.3       The Lender shall notify the Borrower promptly upon receiving such documents and other evidence specified in this Clause 4.1.

4.2                            Further conditions precedent

The obligations of the Lender hereunder with respect to each Tranche are subject to the further conditions precedent that:

4.2.1       on the date of the Utilisation Request for such Tranche and on the proposed Utilisation Date for such Tranche:

(a)                               no Default is continuing or would result from the proposed Tranche;

(b)                              the Repeating Representations to be made by the Borrower are true in all material respects; and

(c)                               EKN has not advised to the Lender that the making of Tranches should be suspended.

4.2.2       in the case of a Utilisation Request for a EKN Premium Tranche prior to the delivery (or deemed delivery) of the relevant Utilistion Request, the Lender has received from EKN an invoice setting out the amount of the EKN Premium.

4.2.3       in the case of a Utilisation Request for an Equipment Tranche the Lender (prior to the delivery (or deemed delivery) of the relevant Utilisation Request) shall have received, in form and substance satisfactory to it:

(a)                               evidence that the EKN Premium has been paid in full;

(b)                              evidence that the EKN Final Guarantee is in full force and effect and shall apply to all Tranches outstanding hereunder and interest thereon during the period such Tranches are outstanding;

(c)                               in the case of any Tranche to be made pursuant to an Equipment Tranche Utilisation Request, a duly completed and executed Supplier’s Certificate; and

(d)                              immediately prior to and following the making of the proposed Tranche, the Borrower will have paid to the Supplier in respect of its payment obligations under the Frame Supply Contract, from sources other than Tranches (including the proposed Tranche) made under this Agreement, an amount equal to or in excess of 15% of the aggregate amount of all invoiced amounts due or which have been due (on or prior to the proposed Utilisation Date) under the Frame Supply Contract

SECTION 3
UTILISATION

5                                      UTILISATION

5.1                            Utilisation of the EKN Premium Facility

5.1.1       The Borrower may utilise the EKN Premium Facility by delivery to the Lender a duly completed EKN Premium Tranche Utilisation Request not later than 11.00 a.m. on the day following two Business Days before payment of the relevant EKN Premium

5.1.2       An EKN Premium Tranche requested under Clause 5.1.1 shall

(a)                               be made if the Initial CP Satisfaction Date has occurred and the other conditions to Utilisation set out in Clauses 4.1 (Initial Conditions Precedent) and 4.2 (Further Conditions Precedent) are satisfied.

5.2                            Utilisation of the Equipment Tranche Facility

5.2.1       Subject to Clause 5.2.2, if the Borrower has made any payment to the Supplier in respect of any invoice(s) issued for payment under the Frame Supply Contract out of its own funds, the Borrower may request an Equipment Tranche for reimbursement by delivery to the Lender of a duly completed Equipment Tranche Utilisation Request not later than on the day falling two Business Days before the proposed utilisation Date.

5.2.2       An Equipment Tranche requested under Clause 5.2.1 shall:

(a)                               be made only if the Initial CP Satisfaction Date has occurred and the other conditions to Utilisation set out in Clauses 4.1 (Initial Conditions Precedent) and 4.2(Further Conditions Precedent) are satisfied;

(b)                              be made in an amount not exceeding the lesser of:

(i)                                  85 per cent. of the principal amount paid by the Borrower in respect of the relevant Eligible Goods;

(ii)                               85 per cent. of the amount specified in the relevant invoice(s) for such Eligible Goods; and

(iii)                            the Available Facility in respect of Equipment Facility; and

(c)                               be paid directly to such account in the Russian Federation as the Borrower shall specify in the relevant Equipment Tranche Utilisation Request.

5.3                            Completion of a Utilisation Request

5.3.1       Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)                               the proposed Utilisation Date is a Business Day which is within the Availability Period;

(b)                              the currency specified is:

(i)                                  (in relation to any Utilisation Request under the EKN Premium Tranche) dollars; and

(ii)                               (in relation to any Equipment Tranche Utilisation Request), dollars;

(c)                               the amount of any proposed Equipment Tranche is a minimum of US$ 5,000,000 or, if less, the Available Tranche (or such other lesser amount to which the Lender gives its prior approval), provided that in no event shall the amount of a proposed Equipment Tranche exceed the Available Tranche;

(d)                              the Borrower, attaches to the Utilisation Request all relevant documents contemplated by Schedule 2 (Requests) to be provided with that Utilisation Request each in form and substance satisfactory to the Lender;

(e)                               (in the case of a Utilisation under an Equipment Tranche), pursuant to the Supplier’s Certificate provided with the relevant Utilisation Request, the goods which the proceeds of the proposed Utilisation are intended to finance (or refinance, as the case may be) are Eligible Goods and for each invoice issued under the Frame Supply Contract to be financed by the Tranche requested pursuant to that Equipment Tranche Utilisation Request the Borrower has paid to the Supplier an amount equal to 100% of the payment due under those invoices;

(f)                                 the proposed Utilisation complies with Clause 3.1 (Purpose); and

(g)                              the Utilisation Request is executed by a person duly authorised to do so on behalf of the Borrower.

5.3.2                      Only one Tranche may be requested in each Utilisation Request.

5.4                            Acknowledgement by Borrower

The Borrower acknowledges and agrees that:

5.4.1       none of the Lender or the Supplier is in any way involved in the final determination of the EKN Premium and the Borrower will not raise against the Lender or the Supplier any claim or defence of any kind whatsoever in relation to the calculation or payment of the EKN Premium. The exact amount of the EKN Premium will be evidenced by invoice(s) to be issued by EKN.  The Lender shall promptly send to the Borrower a copy of any invoice received from the EKN in relation to the EKN Premium.  If EKN issues a final invoice in respect of the EKN Premium, any difference between the amount of the EKN Premium initially invoiced and that of the final invoice will be payable on demand by, or refundable to, the Borrower in accordance with the instructions of the Lender provided that if any amount of the EKN Premium is refundable, such amount shall be refunded on terms and conditions acceptable to EKN; and

5.4.2       in the event any part of the EKN Premium is refundable, the Lender shall only be required to refund to the Borrower such portion of the EKN Premium which has been refunded to the Lender.

5.5                            Borrower’s right to use own funds

Nothing in this Agreement shall preclude the Borrower from satisfying its payment obligations under the Frame Supply Contract using funds other than the proceeds of the Facility.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6                                      REPAYMENT

6.1                            Repayment of Tranches

6.1.1       The Borrower shall repay respective Tranche in full by seventeen (17) semi annual instalments (“Repayment Instalments”), each being one seventeenth of the total Tranche Amount set out in Clause 2.1.2 and 2.1.4. The first Repayment Instalment for respective Tranche shall fall due six Months after the date of the Mean Value Delivery Date for that relevant Tranche (or if such day is not a Business Day, the immediately succeeding Business Day. The Borrower shall repay the outstanding amount of all the Tranches in full on the Termination Date.

6.1.2       All repayments in accordance with this Clause 6 must be received by the Lender by 11:00 a.m. Stockholm time on the relevant Repayment Date.

6.2                            No reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

7                                      PREPAYMENT AND CANCELLATION

7.1                            Illegality

If it is illegal for the Lender to make, maintain or fund Tranches under this Agreement, the Borrower must, within 20 Business Days of receipt of a notice from the Lender of the illegality, repay all amounts outstanding under this Agreement.

7.2                            Voluntary cancellation

The Borrower may, if it gives the Lender not less than 10 Business Days’ (or such shorter period as the Lender may agree) prior written notice, cancel the whole or any part (being a minimum amount of USD 25,000,000) of an Available Tranche.

7.3                            Voluntary prepayment of the Facilities

(a)                               The Borrower may, if it gives the Lender not less than 10 Business Days, (or such shorter period as the Lender may agree) prior written notice, prepay the whole or any part of any Tranche (but, if in part, being an amount that reduces the Tranche by a minimum amount of USD 25,000,000).

(b)                              A Tranche may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the relevant Available Facility is zero).

7.4                            Restrictions

(a)                               Any notice of cancellation or prepayment given by the Borrower under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)                              Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)                               The Borrower may not reborrow any part of a Facility which is prepaid.

(d)                              The Borrower shall not repay or prepay all or any part of the Tranches or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)                               No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

SECTION 5
COSTS OF UTILISATION

8                                      INTEREST

8.1                            Calculation of interest

The rate of interest on each Tranche for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)                               Margin; and

(b)                              LIBOR.

8.2                            Payment of interest

The Borrower shall pay accrued interest on each Tranche on the last day of each Interest Period.

8.3                            Default interest

(a)                               If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of 2 per cent. and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Tranche in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Lender.

(b)                              If any overdue amount consists of all or part of a Tranche which became due on a day which was not the last day of an Interest Period relating to that Tranche:

(i)                                 the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Tranche; and

(ii)                              the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of 2 per cent. and the rate which would have applied if the overdue amount had not become due.

(c)                               Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4                            Notification of rates of interest

The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

9                                      INTEREST PERIODS

9.1                            Duration of Interest Periods

9.1.1       Subject to this Clause 9 each Interest Period for a Tranche shall be six Months or any shorter period agreed between the Borrower and the Lender provided that the first Interest Period for a Tranche (other than the first Tranche made under a Facility) shall end on the last day of the then current Interest Period of any other Tranche then outstanding.

9.1.2       Each Interest Period for a Tranche shall start on the Utilisation Date in respect of that Tranche or (if the Tranche has already been made) on the last day of the preceding Interest Period for that Tranche.

9.1.3       An Interest Period for a Tranche shall not extend beyond a Repayment Date.

9.1.4       An Interest Period for a Tranche shall not extend beyond the Termination Date.

9.2                            Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10                               CHANGES TO THE CALCULATION OF INTEREST

10.1                     Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11:00 a.m. on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2                     Market disruption

(a)                               If a Market Disruption Event occurs in relation to a Tranche for any Interest Period, then the rate of interest for the Interest Period shall be the rate per annum which is the sum of:

(i)                                  the Margin;

(ii)                               the rate notified by the Lender to be that which expresses as a percentage rate per annum the cost to the Lender of funding from whatever source it may reasonably select.

(b)                              In this Agreement “Market Disruption Event” means:

(i)                                  at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Lender to determine LIBOR for Dollars for the relevant Interest Period; or

(ii)                               that the cost to it of obtaining matching deposits in the London interbank market would be in excess of LIBOR.

10.3                     Alternative basis of interest or funding

If a Market Disruption Event occurs and the Lender or the Borrower so requires, the Lender and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

10.4                     Break Costs

In case of a market Disruption Event the Borrower shall, within three Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of a Tranche or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Tranche or Unpaid Sum.

11                                FEES

11.1                      Management fee

The Borrower shall pay to the Lender a management fee of 0.2 % flat calculated on the Total Commitments. The management fee is due prior, to the first disbursement under this Agreement, at the latest however, within 30 days after the date of this Agreement.

11.2                      Commitment fee

From due date of this Agreement until disbursement of the Facility in full, the Borrower shall pay to the Lender a commitment fee at a rate of 0.0625 % calculated on a daily basis on such portion of the Total Commitments nor yet disbursed at any time. The Commitment fee is payable on each Interest Payment Date.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

12          TAX GROSS-UP AND INDEMNITIES

12.1       Definitions

(a)          In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which is situated for tax purposes in the Russian Federation or in a Tax Treaty Jurisdiction.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by the Borrower to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

“Tax Treaty Jurisdiction” means a jurisdiction which has in force a double tax treaty with the Russian Federation (or with the Union of Soviet Socialist Republics to which the Russian Federation has succeeded) which provides for full exemption from Russian withholding tax on interest derived from a source within the Russian Federation payable to a resident of such jurisdiction.

(b)          Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2       Tax gross-up

(a)          The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)                              The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly.

(c)                               Subject to paragraph (d) below, if a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)                              If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)                               Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Lender for an original receipt (or certified copy thereof) demonstrating that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3                     Tax indemnity

(a)                               The Borrower shall (within three Business Days of demand by the Lender) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines has been suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)                              Paragraph (a) above shall not apply:

(i)            with respect to any Tax assessed on a Finance Party:

(A)         under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)          under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)           to the extent a loss, liability or cost:

(A)         is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(B)          would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 12.2 (Tax gross-up) applied.

12.4                     Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)                               a Tax Credit is attributable to that Tax Payment; and

(b)                              that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay promptly an amount to the Borrower which that Finance Party determines will leave the Finance Party (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Borrower.

12.5                     Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6                     Value added tax

(a)                               All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on such consideration, that Party shall pay to the Finance Party (or directly to the appropriate tax authority, if so required by law) (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)                              Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of the group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

12.7                     Tax forms

(a)                               At least 10 Business Days prior to the date of the first scheduled payment of interest under this Agreement, and within 20 Business Days from the beginning of each calendar year falling after the Signing Date, the Lender shall use its reasonable efforts to provide to the Borrower a document issued by the relevant government authority in its jurisdiction of residence confirming that it is a resident of that jurisdiction.

(b)                              At the request of the Borrower (acting reasonably), the Lender shall use its reasonable efforts to provide any other documentation or information to the Borrower that may be reasonably necessary for the Borrower to establish a complete exemption from Russian withholding tax in relation to payments of interest under this Agreement.

13                               INCREASED COSTS

13.1                     Increased costs

(a)                               Subject to Clause 13.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Lender, pay for the account of the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)          In this Agreement “Increased Costs” means:

(i)            a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)           an additional or increased cost; or

(iii)          a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2       Increased cost claims

(a)          The Lender intending to make a claim pursuant to Clause 13.1 (Increased costs) shall promptly notify the Borrower.

(b)          The Lender shall, as soon as practicable provide a certificate confirming the amount of its Increased Costs.

13.3       Exceptions

(a)          Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)           attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)          compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied); or

(iii)         attributable to a breach by the Lender or its Affiliates of any law or regulation.

(b)          In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).

14          OTHER INDEMNITIES

14.1       Currency indemnity

(a)          If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)           making or filing a claim or proof against the Borrower;

(ii)          obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings against the Borrower,

the Borrower shall as an independent obligation, within three Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to the Lender at the time of its receipt of that Sum.

(b)          The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2       Other indemnities

The Borrower shall, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)                    the occurrence of any Event of Default;

(b)                   a failure by the Borrower to pay any amount due under a Finance Document on its due date;

(c)                    funding, or making arrangements to fund, its participation in a Tranche requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender; or

(d)                   a Tranche (or part of a Tranche) not being prepaid in accordance with a notice of prepayment given by the Borrower.

15                               MITIGATION BY THE LENDER

15.1                     Mitigation

(a)                               The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13.1 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)                              Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

15.2                     Limitation of liability

(a)                               The Borrower shall indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)                              The Lender is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16                               COSTS AND EXPENSES

16.1                     Transaction expenses

The Borrower shall promptly on demand pay the Lender the amount of all reasonable out-of-pocket costs and legal expenses (internal and external but with a cap amounting to USD 50,000) incurred by the Lender in connection with the negotiation, preparation and execution of:

(a)                               this Agreement and any other documents referred to in this Agreement; and

(b)          any other Finance Documents executed after the date of this Agreement.

16.2       Amendment costs

If (a) the Borrower requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 23.6 (Change of currency), the Borrower shall, within ten Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

16.3       Enforcement costs

The Borrower shall, within ten Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17                               REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 17 to each Finance Party on the date of this Agreement.

17.1                     Status

(a)                               It is an open joint stock company, duly established, registered and validly existing under the laws of the Russian Federation.

(b)                              It has the power to own its assets and carry on its business as it is being conducted.

17.2                     Binding obligations

The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations, subject to insolvency and other laws affecting creditors’ rights generally and principles of equity.

17.3                     Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)                               any law or regulation applicable to it;

(b)                              its constitutional documents; or

(c)                               any agreement or instrument binding upon it or any of its assets.

17.4                     Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents and the transactions contemplated by those Finance Documents.

17.5                     Validity and admissibility in evidence

All Authorisations required:

(a)                               to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents;

(b)                              for it to carry on its and their business; and

(c)

to make the Finance Documents admissible in evidence in the general jurisdiction courts or commercial courts (arbitrazhniye sudi) of the Russian Federation in an original action or action to enforce a foreign arbitral award, provided that authenticated and notarised Russian texts are made available to such courts at that time and any other procedures and formalities regarding presentation of documents to a Russian court are complied with, have been obtained or effected and are in full force and effect (except, in relation to paragraph (b) above, where the failure to obtain such Authorisations (excluding any Telecommunications Authorisations) is not reasonably likely to have a Material Adverse Effect).

17.6	No bankruptcy proceedings

Neither the Borrower nor any of its Significant Subsidiaries has taken any corporate action nor have any other steps been taken or legal proceedings been started or, to the best of its knowledge and belief (after due inquiry), threatened against it or any of its Significant Subsidiaries for (a) its liquidation or bankruptcy or the appointment of a liquidation commission (likvidatsionnaya komissiya) or a similar officer of it or any of its Significant Subsidiaries; (b) the institution of supervision (nablyudeniye), financial rehabilitation (finansovoe ozdorovlenie), external management (vneshniy upravlayucshiy) or the appointment of a bankruptcy manager (konkursniy upravlayuschiy) or similar officer of it or any of its Significant Subsidiaries; (c) the convening of a meeting of creditors for the purposes of considering an amicable settlement (as defined in the Russian Insolvency Law); or (d) any analogous act in respect of it or any of its Significant Subsidiaries in any jurisdiction.

17.7	No filing or stamp taxes

Under the law of the Russian Federation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in the Russian Federation or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except for court registration fees in connection with any enforcement proceedings in such court.

17.8	Payment of Taxes

It has not overdue tax liabilities, other than tax liabilities (a) whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which adequate reserves or other appropriate provision has been made or (b) whose amount, together with all such other unpaid or undischarged taxes, does not in aggregate exceed $25,000,000 (or its equivalent in any other currency or currencies).

17.9	No default

(a)	No Default or Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)

No event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which is reasonably likely to have a Material Adverse Effect.

17.10	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.11	No proceedings pending or threatened

Other than the UMC Litigation, no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including but not limited to, investigative proceedings) have, to the best of its knowledge and belief (after due inquiry), been started or threatened against it or any of its Significant Subsidiaries which, if adversely determined would be reasonably likely to have a Material Adverse Effect.

17.12	Compliance with laws

Each of the Borrower and its Significant Subsidiaries is conducting its business and operations in compliance with all laws and regulations and all directives of any government agency having legal force applicable or relevant to it, excluding any such non-compliance which would not reasonably be expected to have a Material Adverse Effect.

17.13	No Immunity

(a)

The execution by the Borrower of the Finance Documents constitutes, and its exercise of its rights and performance of its obligations thereunder will constitute, private and commercial activities done and performed for private and commercial purposes (rather than public and governmental purposes).

(b)

In any proceedings taken in the Russian Federation in relation to the Finance Documents, the Borrower will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

17.14	Repetition

The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period (provided that whenever the representation in paragraph (c) of Clause 17.3 is deemed to be made on a date other than the Signing Date or a Utilisation Date, the statement “except where the same would not be reasonably likely to have a Material Adverse Effect” shall qualify the representation in said paragraph (c)).

18	INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Financial statements

The Borrower shall supply to the Lender:

(a)

as soon as the same become available, but in any event within 180 days after the end of each of its financial years, its audited consolidated and non-consolidated financial statements for that financial year; and

(b)

as soon as the same become available, but in any event within (i) 60 days after the end of each of its first, second and third financial quarters and (ii) 90 days after the end of its fourth financial quarter, its unaudited consolidated and non-consolidated financial statements for that financial quarter.

18.2	Requirements as to financial statements

(a)

Each set of financial statements delivered by the Borrower pursuant to Clause 18.1 (Financial statements) shall be certified by an authorised officer of the Borrower as fairly representing its (or, as the case may be, its consolidated) financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)

The Borrower shall procure that each set of consolidated financial statements delivered pursuant to Clause 18.1 (Financial statements) is prepared using GAAP accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Lender that there has been a change in GAAP, the accounting practices or reference periods and its auditors deliver to the Lender:

(c)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(d)

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

(e)

The Borrower shall procure that each set of non-consolidated financial statements delivered pursuant to Clause 18.1 (Financial statements) is prepared using RAS accounting practices and financial reference periods.

18.3	Information: miscellaneous

The Borrower shall supply to the Lender:

(a)	all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally promptly after they are dispatched; and

(b)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which would, if adversely determined, be reasonably likely to have a Material Adverse Effect.

18.4	Notification of Default

(a)	The Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)

Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19	GENERAL UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Authorisations

The Borrower shall promptly:

(i) obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii) supply certified copies to the Lender of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

19.2	Compliance with laws

The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

19.3	Maintenance of existence

The Borrower shall maintain its corporate existence.

19.4	Negative pledge

(a)	The Borrower shall not create or permit to subsist any Security over any of its assets.

(b)	The Borrower shall not

(i) sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Borrower or any other member of the Group;

(ii) sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii) enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)

enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to Permitted Security.

19.5	Disposals

(a)

The Borrower shall not (and shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i) made in the ordinary course of trading of the disposing entity;

(ii) of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii) made from one member of the Group to another member of the Group;

(iv) of cash or cash equivalents for cash or cash equivalents;

(v)

where the book value of such asset (when aggregated with the book value of each other asset disposed of under this sub-clause (v)) (in each case as calculated in accordance with GAAP) does not exceed (x) 10% of the Borrower’s Total Assets in any financial year of the Borrower and (y) 25% of the Borrower’s Total Assets during the period starting on the Signing Date and ending on the date that all amounts outstanding under this Agreement have been paid in full. At the request of the Lender (any such request to be made no more than once per calendar quarter, unless a Default is continuing), the Borrower shall provide a certificate to the Lender setting out in reasonable detail the book value of any assets disposed of under this sub-clause (v) (calculated in accordance with GAAP); or

(vi)

involving the transfer of any or all of the Borrower’s shares in UMC pursuant to the UMC Litigation to a person that is not a member of the Group (provided that this sub-clause (vi) shall not in any way prejudice the rights of the Finance Parties under Clause 21.16 (UMC Litigation)).

When calculating the Borrower’s Total Assets under sub-clause (v) above, if the annual consolidated balance sheet of the Borrower for the immediately preceding financial year of the Borrower is not available, the Borrower’s Total Assets shall be calculated by reference to the draft audit report then available for that financial year and any other evidence reasonably requested by, and reasonably satisfactory to, the Lender.

19.6	Merger

Immediately upon the Borrower’s knowledge or awareness thereof inform the Lender of any forthcoming amalgamation, demerger, merger, consolidation or corporate reconstruction of the Borrower.

19.7	Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower or the Group from that carried on at the Signing Date.

19.8	Conduct of business

The Borrower shall, conduct its business in all material respects in accordance with:

(a) all Telecommunications Laws to which it is or may become subject;

(b) all requirements of the telecommunications regulators of the Russian Federation, Ukraine and any other jurisdiction where it conducts its business; and

(c) the terms of all relevant Telecommunications Authorisations.

19.9	Pari passu

The Borrower shall, and shall procure that each member of the Group will, procure that its obligations under the Finance Documents rank at least pari passu with all its other unsecured, unsubordinated obligations save where such other obligations are mandatorily preferred by law.

19.10	Purpose

The Borrower shall apply the proceeds of the Facilities in accordance with Clause 3.1 (Purpose).

19.11	Frame Supply Contract

Only with the prior written consent of the Lender agree upon any modification and/or amendment to the Frame Supply Contract which represents a material change to the Frame Supply Contract including but not limited to changes in the price/currency, terms of payment, country of origin, delivery and/or installation period etc.

20	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 20 is an Event of Default.

20.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within three Business Days of its due date.

20.2	Other obligations

(a)	The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 20.1 (Non-payment)).

(b)

No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the Lender giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

20.3	Misrepresentation

Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, and such representation or statement shall not have been rendered correct and not misleading within 15 Business Days of the Lender giving notice to the Borrower or the Borrower becoming aware of the same.

20.4	Cross default

(a)

Any single item of Financial Indebtedness of any member of the Group in an amount exceeding $10,000,000 (or its equivalent in any other currency or currencies) is not paid when due nor within any originally applicable grace period.

(b)

Any single item of Financial Indebtedness of any member of the Group in an amount exceeding $10,000,000 (or its equivalent in any other currency or currencies) is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)

Any single commitment for any Financial Indebtedness of any member of the Group in an amount exceeding $10,000,000 (or its equivalent in any other currency or currencies) is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)

Any creditor of any member of the Group becomes entitled to declare any single item of Financial Indebtedness of any member of the Group in an amount exceeding $10,000,000 (or its equivalent in any other currency or currencies) due and payable prior to its specified maturity as a result of an event of default (however described).

(e)

Any of the events described in paragraphs (a) to (d) above occurs in relation to any Financial Indebtedness or commitment for Financial Indebtedness of any amount (including, for the avoidance of doubt, any amount that is less than $10,000,000 (or its equivalent in any other currency or currencies)), and the aggregate amount of all such Financial Indebtedness and commitments for Financial Indebtedness is in excess of $35,000,000 (or its equivalent in any other currency or currencies).

20.5	Insolvency

(a)

The Borrower or a Significant Subsidiary is unable or admits its inability to pay its debts as they fall due, suspends making payments on its debts generally or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling its indebtedness generally.

	(b)	The value of the assets of the Borrower or a Significant Subsidiary is less than its liabilities (taking into account contingent and prospective liabilities).

	(c)	A moratorium is declared in respect of the indebtedness of the Borrower or a Significant Subsidiary.

20.6	Insolvency proceedings

Any corporate action or legal proceedings are taken in relation to:

(a)

the bankruptcy, winding-up, insolvency, dissolution, administration, reorganisation or liquidation of the Borrower or a Significant Subsidiary, including, but not limited to, institution of supervision (nablyudenie), financial rehabilitation (finansovoe ozdorovlenie), external management (vneshneye upravlenie) or bankruptcy management (konkursnoye upravlenie) (and such legal proceedings continue for at least 14 days);

	(b)	the suspension of payments or a moratorium of any indebtedness of the Borrower or a Significant Subsidiary (and such suspension continues for at least 14 days);

(c)

the presentation or filing of a petition (or similar document) in respect of the Borrower or a Significant Subsidiary in any court, state arbitration court (arbitrazhnyi sud) or before any other authority in respect of the bankruptcy, winding-up, insolvency, dissolution, administration, reorganisation or liquidation of the Borrower or a Significant Subsidiary (and such petition has not been discharged within 14 days);

(d)

the appointment of a liquidator (likvidator) or a liquidation commission (likvidatsionnaya komissiya), temporary manager (vremenniy upravlaushiy), administrative manager (administrativniy upravlaushiy), external manager (vneshniy upravlaushiy), bankruptcy manager (konkursniy upravlaushiy), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Borrower or a Significant Subsidiary or any of its assets (and such appointment continues for at least 14 days); or

(e) the enforcement of any Security over any asset or assets of the Borrower or a Significant Subsidiary (unless such enforcement is stayed within 14 days),

or any analogous procedure or step is taken in any jurisdiction.

20.7	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower with a value in excess of $10,000,000 (or its equivalent in any other currency or currencies) and is not discharged or stayed within 30 days.

20.8	Judgment

The rendering against the Borrower or any Subsidiary of the Borrower of a judgment, decree or order for the payment of money in an amount in excess of $10,000,000 (or its equivalent in any other currency or currencies) and the continuance of any such judgment, decree or order unsatisfied and in effect for any period of 60 consecutive days without a stay of execution.

20.9	Cessation of Business

The Borrower or any Significant Subsidiary suspends, ceases or threatens to suspend or cease to carry on all or a substantial part of its business.

20.10	Expropriation

(a) By or under the authority of any government:

(i)

any seizure, compulsory acquisition, expropriation, nationalisation or renationalisation is made after the Signing Date of all or any material part of the assets or shares of (or other ownership interest in) any member of the Group;

(ii) the management of any member of the Group is wholly or partially displaced or the authority of any member of the Group in the conduct of its business is wholly or partially curtailed; or

(iii) any member of the Group is otherwise deprived of, or prevented from exercising ownership or control of, its material business or assets.

(b) Paragraph (a) above does not apply to:

(i) the transfer of any or all of the Borrower’s shares in UMC pursuant to the UMC Litigation to a person that is not a member of the Group (provided that this paragraph (b)(i) shall not in any way prejudice the rights of the Finance Parties under Clause 21.16 (UMC Litigation)) or

(ii) the transfer of any or all of:

(a) the assets (including licences) held by Bitel; and/or

(b) the shares in Bitel

pursuant to the Bitel Litigation, to a person that is not a member of the Group.

20.11	Russian Foreign Exchange Restrictions

Any foreign exchange law is enacted or introduced in the Russian Federation which has the effect of prohibiting, restricting or delaying any payment by the Borrower or any member of the Group under the Finance Documents.

20.12	Moratorium

Any moratorium is declared on the payment of any external indebtedness of the Russian Federation or of Russian residents generally.

20.13	The Russian Federation

The political or economic situation in the Russian Federation deteriorates or an act of war or hostilities, invasion, armed conflict or act of a foreign enemy, revolution, insurrection or insurgency occurs in, or involves, the Russian Federation and such event, in the reasonable opinion of the Lender, has or is reasonably likely to have a Material Adverse Effect.

20.14	Unlawfulness

It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.

20.15	Repudiation

The Borrower repudiates a Finance Document or evinces an intention to repudiate a Finance Document.

20.16	UMC Litigation

The UMC Litigation is adversely determined and, in the reasonable opinion of the Lender, such adverse determination has or is reasonably likely to have a Material Adverse Effect.

20.17	EKN Final Guarantee

The EKN Final Guarantee is fully or partially withdrawn, suspended, terminated or cancelled or otherwise ceases to be in full force and effect or binding or enforceable against EKN otherwise than (i) by reason solely of the amounts drawn under this Agreement being prepaid in full in accordance with the terms hereof or (ii) with the consent of Lender.

20.18	Material adverse change

Any Material Adverse Effect shall occur in the financial condition or operations, assets, prospects, business or the legal status of the Borrower such that it is reasonably likely that the Borrower may not, or will be unable to perform or observe its obligations under this Agreement.

20.19	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may, by notice to the Borrower:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)

declare that all or part of the Tranches, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and

(c)	declare that all or part of the Tranches be payable on demand, whereupon they shall immediately become payable on demand by the Lender.

20.20	Rights under EKN Final Guarantee

The remedies set out in Clause 20.19 (Acceleration) shall be without prejudice to the rights of the Lender to make claims under and enforce the EKN Final Guarantee.

20.21	No claims against Finance Parties

The Borrower agrees that if EKN makes a payment to a Finance Party pursuant to the EKN Final Guarantee following a notice pursuant to Clause 20.19 (Acceleration) from the Lender to the Borrower, the Lender may act on the instructions of EKN and the Borrower shall have no claims whatsoever in respect of any loss, damage or expense suffered or incurred by it against any Finance Party.

SECTION 8
CHANGES TO PARTIES

21	CHANGES TO THE LENDERS

21.1	Assignments and transfers by the Lender

The Lender may assign and/or transfer all or any of its rights and/or obligations, under the Finance Documents and the EKN Final Guarantee, change its lending office and disclose to any potential Qualifying Lender this Agreement and any information provided by the Borrower in connection with it.

22	CHANGES TO THE BORROWER

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 9
ADMINISTRATION

23	PAYMENT MECHANICS

23.1	Payments to the Lender

(a)

On each date on which the Borrower is required to make a payment under a Finance Document, the Borrower shall make the same available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Lender specifies.

23.2	Partial payments

(a)

If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Lender shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(b)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender under the Finance Documents;

(i) secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(ii) thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iii) fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

23.3	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

23.4	Business Days

(a)

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

23.5	Currency of account

(a)	Subject to paragraphs (b) to (e) below, Dollars is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)	A repayment of a Tranche or Unpaid Sum or a part of a Tranche or Unpaid Sum shall be made in the currency in which that Tranche or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency.

23.6	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(b)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrower); and

(i)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

(c)

If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

24	SET-OFF

A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

25	NOTICES

25.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

25.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of the Lender, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Lender (or the Lender may notify to the other Parties, if a change is made by the Lender) by not less than five Business Days’ notice.

25.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(b)	if by way of fax, when received in legible form; or

(i) if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 25.2 (Addresses), if addressed to that department or officer.

(c)

Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with its signature below (or any substitute department or officer as it shall specify for this purpose).

25.4	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(c)	in English; or

(i)

if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

26	CALCULATIONS AND CERTIFICATES

26.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

26.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

26.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

27	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

28	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or the Borrower, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law..

29	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 10
GOVERNING LAW AND ENFORCEMENT

30	GOVERNING LAW

This Agreement is governed by Swedish law.

31	ARBITRATION

31.1	Arbitration

Any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”) shall be referred to and finally resolved by arbitration under the Arbitration Rules (the “Rules”) of the Arbitration Institute of the Stockholm Chamber of Commerce (SCC Institute).

31.2	Procedure for arbitration

Any dispute, controversy or claim arising out of or in connection with this contract, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce.

The parties are advised to make the following additions to the arbitration clause, as required:

The arbitral tribunal shall be composed of three (3) arbitrators

The seat of arbitration shall be Stockholm.

The language to be used in the arbitral proceedings shall be English.

31.3	Waiver of immunity

The Borrower irrevocably agrees that, should any party take any proceedings anywhere (whether for an injunction, specific performance, damages or otherwise), no immunity (to the extent that it may at any time exist, whether on the grounds of sovereignty or otherwise) from those proceedings, from attachment (whether in aid of execution, before judgment or otherwise) of its assets or from execution of judgment shall be claimed by it or on behalf of it or with respect to its assets, any such immunity being irrevocably waived. The

Borrower irrevocably agrees that it and its assets are, and shall be, subject to such proceedings, attachment or execution in respect of its obligations under the Finance Documents.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

The Borrower

MOBILE TELESYSTEMS OPEN JOINT STOCK COMPANY

Address:                                 4 Marksistskaya Street,

109147 Moscow, Russian Federation

Fax No:                                          +7 495 911 6531

Attention:                           Mikhail V. Shamolin

President and CEO

By:
Name:	Vsevolod V. Rosanov
Title:	Vice-President and CFO

By:
Name:	Irina R. Borisenkova
Title:	Chief Accountant

The Lender

Skandinaviska Enskilda Banken AB (publ)

Address:                                 Kungsträdgårdsgatan 8

106 40 Stockholm, Sweden

Fax No:                                          +46 8 763 8919

By
	Anders Falkman	Göran Fransson
	Head of Export & Project Finance	Legal Counsel

SCHEDULE 1
INITIAL CONDITIONS PRECEDENT

1.	The Borrower

(a)

Certified copy of all corporate or management resolutions necessary to authorise the Borrower to execute and perform the Finance Documents to which it is a party and any documents referred to therein and the transactions contemplated thereunder (including but not limited to any major transaction approvals or interested party transaction approvals, if applicable).

(b)

Evidence of the authority of the relevant signatories of the Borrower to execute each Finance Document to which it is a party and any documents referred to therein and the transactions contemplated thereunder.

	(c)	A certified copy of the most recent balance sheet of the Borrower by reference to the date of each Finance Document.

	(d)	A certificate executed on behalf of the Borrower:

(i)

certifying the sample signature and office of each person that signed the relevant Finance Document and any documents referred to therein and the transactions contemplated thereunder on behalf of the Borrower and certifying that such signatories hold the positions in which capacity they executed such documents;

(ii) certifying that each copy document relating to it specified in this Schedule 1is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement;

(iii) the Borrower, confirming that borrowing the Total Commitments would not cause any borrowing or similar limit binding on the Borrower to be exceeded; and

2.	Finance Documents

The Lender has received each of the following documents in form and substance satisfactory to it:

	(a)	this Agreement; and

	(b)	Offer from EKN to issue a State Export Credit Guarantee in respect of loss on claim,

in each case, duly executed by the parties thereto.

3.	Legal opinions

A legal opinion of law firm Mannheimer Swartling Advokatbyrå AB, Moscow legal advisers to the Lender in the Russian Federation, substantially in the form distributed to them prior to signing this Agreement.

4.	Other documents and evidence

(a)

A certified copy of any other Authorisation or other document, opinion or assurance which the Lender acting on the advice of Russian law counsel considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document, including certified copies of all necessary approvals and consents from the Central Bank, as the case may be.

	(b)	The Original Financial Statements of the Borrower.

(c)

Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid by the first Utilisation Date in respect of the Tranches.

	(d)	The original of the EKN Final Guarantee in terms satisfactory to the Lender which shall be in full force and effect and all conditions to the effectiveness thereof shall have been satisfied.

(e)

A certified copy of the Frame Supply Contract, duly executed by the Borrower and the Supplier and a certified copy of the relevant Purchase Orders evidencing (to the satisfaction of the Lender) that the Borrower is required to purchase equipment in accordance with the Frame Supply Contract and such Purchase Orders in an aggregate amount of USD 320,000,000.

	(f)	In respect of the Frame Supply Contract and the Purchase Orders, a statement from the Supplier that it has not engaged in any bribery or other corrupt activity as may be required by EKN.

(g)

A certified copy of the Business Plan and budget approved by the board of directors of the Borrower evidencing that the entering into of the Facility is within limits set out by such budget and Business Plan.

(h)

A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(i)	Satisfactory completion of “know-your-customer” due diligence.

SCHEDULE 2

REQUESTS

Part 1

EKN PREMIUM TRANCHE UTILISATION REQUEST

From:               OJSC Mobile Telesystems, Moscow

To:                           Skandinaviska Enskilda Banken AB (publ)

Dated:          [                   ]

Dear Sirs

OJSC Mobile Telesystems, Moscow (the “Borrower”) — Export Credit Agreement dated [           ] 2008 (the “Facility Agreement”)

1.                                 We refer to the Facility Agreement. This is a EKN Premium Tranche Utilisation Request. Terms defined in the Facility Agreement shall have the same meaning in this EKN Premium Tranche Utilisation Request unless given a different meaning in this EKN Premium Tranche Utilisation Request.

2.                                 We request a Utilisation in dollars under the Facility Agreement on the following terms:

Tranche:	EKN Premium Tranche No.

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Tranche amount:	US$ [ ] or, if less, the Available Facility in respect of the EKN Premium Facility.

3.                                 We confirm that each condition specified in Clause 4.1 (Initial conditions precedent) and Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.                                 The proceeds of this Tranche should be credited to the following account with the Tranche [account details to be inserted].

5.                                 This Utilisation Request is irrevocable.

6.                                 We confirm that:

(a)                                      the amount referred to in paragraph 2 above does not include any amount for which a drawing has been made under the Facility Agreement or any other loan facility agreement;

(b)                                     the requested Tranche complies with Clause 3. (Purpose) of the Facility Agreement;

(c)                                      the amount referred to in paragraph 2 above does not include any amount in respect of any matter currently the subject of any legal proceedings, nor to the best of our knowledge and belief will it become the subject of legal proceedings;

(d)                                     the Frame Supply Contract is in full force and effect and there is no default under such contract;

(e)                                      the Repeating Representations are true in all material respects; and

(f)                                        you may rely on the accuracy and completeness of all information and documents contained in or supplied with this certificate or delivered pursuant hereto.

7.                                 We undertake to supply you with such additional information and documentation, and such clarification, as you advise us is necessary or reasonably desirable in connection with the EKN Final Guarantee and we agree we will not hold you responsible for any delay in meeting this request for a Tranche occasioned by you making such request for information.

Yours faithfully

authorised signatory for
OJSC MobileTelesystems, Moscow

[signature of Chief Accountant is recognized]

Part 2

EQUIPMENT TRANCHE UTILISATION REQUEST

From:               OJSC MobileTelesystems, Moscow

To:                           Skandinaviska Enskilda Banken AB (publ)

Dated:          [                   ]

Dear Sirs

OJSC MobileTelesystems, Moscow (the “Borrower”) — Export Credit Agreement dated [             ] 2008 (the “Facility Agreement”)

1.                                 We refer to the Facility Agreement. This is an Equipment Tranche Utilisation Request. Terms defined in the Facility Agreement shall have the same meaning in this Equipment Tranche Utilisation Request unless given a different meaning in this Equipment Tranche Utilisation Request.

2.                                 We request a Utilisation in dollars  under the Facility Agreement on the following terms:

Tranche:	Equipment Tranche No.

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Tranche Amount:	[ ] or, if less, the Available Facility in respect of the Equipment Facility

3.                                 The amount in paragraph 2 represents 85% or less of the amount of Eligible Goods paid by us to the Supplier pursuant to the Frame Supply Contract and Purchase Order no. [  ] and eligible for financing under the Facility Agreement.

4.                                 We confirm that this is a request for reimbursement and that we have already paid 100% of the amount due in respect of the amount of Eligible Goods paid to the Supplier pursuant to the Frame Supply Contract and Purchase Order no. [  ].

5.                                 We confirm that each condition specified in Clause 4.1 (Initial conditions precedent) and Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

6.                                 The proceeds of this Tranche should be credited to the following account with the Tranche [account details to be inserted]

7.                                 This Utilisation Request is irrevocable.

8.                                 We also include true copies of the following documents:

(a)                                      a summary of paid invoices as certified pursuant to a certificate from the Supplier; and

(b)                                     a declaration of the origin of the equipment related to the Frame Supply Contract.

9.                                 We confirm that:

(a)                                      on [                   ] we made a payment to the Supplier in the amount of USD [     ] which was due under the Frame Supply Contract and Purchase Order no. [  ] in respect of Eligible Goods supplied by the Supplier;

(b)                                     the requested Tranche complies with Clause 3 (Purpose) of the Facility Agreement;

(c)                                      the Frame Supply Contract and Purchase Order no. [  ] are in full force and effect and there is no default under any of them;

(d)                                     the amount referred to in paragraph 2 above does not include any amount in respect of any matter currently the subject of any legal proceedings, nor to the best of our knowledge and belief will it become the subject of legal proceedings;

(e)                                      the amount referred to in paragraph 2 above does not include any amount for which a Tranche has previously been made under the Facility Agreement or for which a drawing has been made under any other loan facility agreement ;

(f)                                        all documents supplied by us in support of this certificate are true copies of the originals and are in all material respects in conformity with the Frame Supply Contract and Purchase Order no. [  ];

(g)                                     the Repeating Representations are true in all material respects; and

(h)                                     you may rely on the accuracy and completeness of all information and documents contained in or supplied with this certificate or delivered pursuant hereto.

10.                           We enclose an original Supplier’s Certificate.

11.                           We undertake to supply you with such additional information and documentation, and such clarification, as you advise us is necessary or reasonably desirable in connection with the EKN Final Guarantee and we agree we will not hold you responsible for any delay in meeting this request for a Tranche occasioned by you making such request for information.

Yours faithfully

authorised signatory for
OJSC MobileTelesystems, Moscow

[signature of Chief Accountant is required]

Part 3

SUPPLIER’S CERTIFICATE

From:               the Supplier

To:                           OJSC MobileTelesystems, Moscow

cc:                              Skandinaviska Enskilda Banken AB (publ)

Dated:          [                   ]

Dear Sirs

OJSC MobileTelesystems, Moscow (the “Borrower”) — Export Credit Agreement dated [          ] 2008 (the “Facility Agreement”)

We refer to the Facility Agreement and the Equipment Tranche Utilisation Request dated [          ], which has been made available to us. We understand that the Borrower has requested a drawing of a Tranche under the Facility Agreement to reimburse a payment made in respect [insert details of relevant Equipment Tranche Utilisation Request], and we give this certificate in connection with the Borrower’s requested drawing. Terms defined in the Facility Agreement have the same meaning in this Supplier’s Certificate.

We represent and warrant that:

(a)                            the Borrower has to date fulfilled all of its payment obligations assumed towards us under the Frame Supply Contract and Purchase Order no. [  ] in respect of Eligible Goods;

(b)                           the amount claimed by the Borrower for reimbursement pursuant to the Equipment Tranche Utilisation Request dated [                   ] to which this certificate relates does not include any amount for which we have received a disbursement under the Facility or for which the Borrower has previously received a reimbursement under any document of which we have notice;

(c)                            the Borrower has fully paid 100 per cent. of the amount of the relevant invoice(s) in respect of the Eligible Goods which relate to the Equipment Tranche Utilisation Request.

By:

Authorised Signatory